Exhibit 99.1

OPNET Announces Results for Second Quarter of Fiscal 2007

Record revenue of $23.6 million

Earnings per share of $0.08

BETHESDA, MD – November 1, 2006 — OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the second fiscal quarter, ended September 30, 2006, was $23.6 million, compared to $18.3 million for the same quarter in the prior fiscal year. Earnings per share on a diluted basis for the second quarter of fiscal 2007 were $0.08, compared to $0.02 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are very pleased to report a fifth consecutive quarter of record revenue. We are especially pleased that we grew our license revenue to $11.2 million this quarter, which represents an 8.3% sequential increase from last quarter’s record of $10.3 million and a 47.5% increase from the second quarter of fiscal 2006. The sequential and year-over-year growth in license revenue was primarily the result of increased sales to the United States government. We experienced a sequential decrease in our operating margin to 7.6% from 8% as a result of increased sales and marketing expenses, which included a $750 thousand increase in sales commissions driven by a significant increase in bookings. A $250 thousand increase in operating expense from stock-based compensation also contributed to the sequential decrease in operating margin. The increase in bookings we achieved this quarter drove our deferred revenue to a record $19.6 million.”

Financial Highlights for the Second Quarter of Fiscal Year 2007

•	Grew revenue year-over-year 29.3% to $23.6 million from $18.3 million for the same quarter of fiscal 2006. Revenue for the quarter grew sequentially 4.4% from $22.6 million for the first quarter of fiscal 2007.

•	Grew license revenue year-over-year 47.5% to $11.2 million from $7.6 million for the same quarter of fiscal 2006. License revenue for the quarter grew sequentially 8.3% to $11.2 million from $10.3 million for the first quarter of fiscal 2007.

•	Achieved record deferred revenue of $19.6 million, up sequentially from $18.5 million.

•	Improved our gross profit sequentially to $18.7 million during the second quarter of fiscal 2007 from $17.9 million in the first quarter of fiscal 2007.

•	Our operating income of $1.8 million represented a $24 thousand decrease from the first quarter of fiscal 2007.

Mr. Cohen continued, “We are well-positioned to leverage our operating model and are excited about the significant increase in bookings we experienced during our second fiscal quarter. We continue to be encouraged by the business activity generated from our worldwide distribution agreement with Cisco Systems.”

Third Quarter Fiscal Year 2007 Financial Outlook

OPNET currently expects fiscal 2007 third quarter revenue to be between $23 and $24.5 million, and earnings per share to be between $0.04 and $0.09. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, November 1, 2006 at 5:00 pm Eastern Time to discuss the overall results of Q2.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•	Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 215705. The replay will be available from 7:00 pm Eastern Time November 1st through 11:59 pm Eastern Time November 8th.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:

Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Revenue:
New software licenses	$11,183	$7,584	$21,509	$14,210
Software license updates and technical support	6,983	5,951	13,437	11,724
Professional services	5,451	4,729	11,303	8,807

Total revenue	23,617	18,264	46,249	34,741

Cost of revenue:
New software licenses	195	182	321	362
Software license updates and technical support	761	673	1,468	1,293
Professional services	3,782	3,170	7,523	6,444
Amortization of acquired technology	186	192	377	383

Total cost of revenue	4,924	4,217	9,689	8,482

Gross profit	18,693	14,047	36,560	26,259

Operating expenses:
Research and development	5,373	4,677	10,589	9,188
Sales and marketing	8,904	6,258	16,967	12,176
General and administrative	2,620	3,091	5,388	6,041

Total operating expenses	16,897	14,026	32,944	27,405

Income (loss) from operations	1,796	21	3,616	(1,146)
Interest and other income, net	988	614	1,891	1,127

Income (loss) before provision for income taxes	2,784	635	5,507	(19)
Provision (benefit) for income taxes	1,057	195	2,144	(5)

Net income (loss)	$1,727	$440	$3,363	$(14)

Basic net income (loss) per common share	$0.09	$0.02	$0.17	$(0.00)

Diluted net income (loss) per common share	$0.08	$0.02	$0.16	$(0.00)

Basic weighted average common shares outstanding	20,266	20,311	20,228	20,336

Diluted weighted average common shares outstanding	21,019	20,552	20,920	20,336

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$44,112	$66,710
Marketable securities	42,316	19,151
Accounts receivable	16,900	12,765
Unbilled accounts receivable	4,123	2,616
Deferred income taxes, prepaid expenses and other current assets	3,307	2,339

Total current assets	110,758	103,581

Property and equipment, net	6,322	6,088
Intangible assets, net	1,245	1,240
Goodwill	14,639	14,639
Deferred income taxes and other assets	1,673	1,799

Total assets	$134,637	$127,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$423	$1,019
Accrued liabilities	7,543	8,539
Deferred and accrued income taxes	361	527
Notes payable	—	47
Deferred rent	138	89
Deferred revenue	18,881	15,800

Total current liabilities	27,346	26,021

Accrued liabilities	127	—
Notes payable	—	103
Deferred rent	950	1,033
Deferred revenue	706	779
Deferred income taxes	14	13

Total liabilities	29,143	27,949

Commitments and contingencies (Note 9)
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	83,242	80,984
Deferred compensation	—	(393)
Retained earnings	30,213	26,850
Accumulated other comprehensive income (loss)	190	(345)
Treasury stock, at cost	(8,178)	(7,725)

Total stockholders’ equity	105,494	99,398

Total liabilities and stockholders’ equity	$134,637	$127,347

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